Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Historical Financial Data of Novacea” and “Experts” and to the use of our report dated March 14, 2008, with respect to the financial statements of Novacea, Inc. included in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-153844) and related proxy statement/prospectus/information statement of Novacea, Inc. for the registration of shares of its common stock and to the use of our report dated March 14, 2008, with respect to the effectiveness of internal control over financial reporting of Novacea, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

December 23, 2008